Exhibit 99.1

Peter Currie Joins CNET Networks, Inc. Board of Directors

SAN FRANCISCO, December 9, 2005 – CNET Networks, Inc. (Nasdaq: CNET), a worldwide media company and creator of content environments for the interactive age, today announced that Peter L. S. Currie has joined the company’s Board of Directors.

Currie, 49, is president of Currie Capital LLC, a private investment firm. Previously he was a managing member of General Atlantic LLC, a worldwide private equity investment company, where he continues to serve as special advisor. Before joining General Atlantic, Currie was a partner and co-founder of The Barksdale Group, an early-stage venture capital firm. Currie also served as executive vice president and chief administrative officer of Netscape Communications and as executive vice president and chief financial officer of McCaw Cellular Communications, Inc. He also was a principal at Morgan Stanley & Co. Inc.

“We are fortunate to have Peter Currie join our board. His extensive experience with companies in the Internet and wireless communications industries and his strong operational and financial background will provide valuable perspective to our business,” said Shelby Bonnie, chairman and chief executive officer of CNET Networks. “We look forward to his contributions to CNET Networks.”

Currie also serves on the boards of Clearwire Corporation, Safeco Corporation, Tellme Networks, Inc., and Zantaz, Inc. He is a charter trustee of Phillips Academy. Currie holds and M.B.A. from Stanford University and a B.A. from Williams College.

About CNET Networks, Inc.

CNET Networks, Inc. is a worldwide media company and creator of content environments for the interactive age. CNET Networks takes pride in being “a different kind of media company,” creating richer, deeper interactive experiences by combining the wisdom and passion of users, marketers and its own expert editors. CNET Networks’ leading brands — such as CNET, GameSpot, MP3.com, Webshots, and ZDNet — focus on the personal technology, entertainment, and business technology categories. The company has a strong presence in the US, Asia and Europe.

#  #  #

Media Contact:

Martha Papalia, 617/225-3340

Martha.papalia@cnet.com

Investor Contact:

Cammeron McLaughlin, 415/344-2844

cammeron.mclaughlin@cnet.com